Exhibit 23.3

THIRD PARTY REVIEWER CONSENT

We consent to the reference to us in the Annual Report on Form 10-K for the year ended December 31, 2016 and in the Prospectus constituting a part of this Registration Statement on Form S-8 (as a result of incorporation by reference of such Annual Report in such Prospectus) of Hecla Mining Company. In giving this consent, we do not admit that we are within the category of persons whose consent is required by Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission.

Date: June 14, 2017

/s/ AMEC E&C Services, Inc.